Exhibit 10.1

Incyte Corporation

Experimental Station

Rt. 141 & Henry Clay Road

Wilmington, Delaware 19880

December 24, 2013

Hervé Hoppenot
120 Bouvant Drive
Princeton, NJ 08540

Dear Hervé:

It is with great pleasure that we offer you the position of Chief Executive Officer of Incyte Corporation (“Incyte” or the “Company”), reporting to the Board of Directors.

1.              Annual Salary and Bonus. Should you accept our offer, your salary will be $800,000 per year, payable on a bi-weekly basis. This is a salaried, exempt position, as your salary covers compensation for all hours worked. Your salary will be subject to annual review by the Compensation Committee of the Board of Directors, with the first such review to occur at the Compensation Committee’s regularly scheduled meeting for that purpose in the first quarter of 2015. In addition, beginning in 2014 you will participate together with the Company’s other executive officers in the Company’s annual Incentive Compensation Plan (“ICP”). Under the ICP, your target bonus will be 100% of your annual salary, with the actual bonus amount determined by the Compensation Committee in its discretion based on the achievement of performance goals to be determined annually by the Board of Directors, provided that your actual bonus amount for the year ending December 31, 2014 shall not be less than $800,000.

2.              Signing Bonus.  Upon the commencement of your employment with Incyte, you will be entitled to receive a signing bonus equal to $2,200,000, if your employment commences on or before January 12, 2013, or $2,000,000, if your employment commences after January 12, 2013. To the extent you receive distributions upon vesting in 2014 under your current employer’s restricted stock plan or leveraged stock savings plan, this signing bonus will be reduced on a dollar-for-dollar basis based on the value of such distributions; provided, however, that the amount of the signing bonus shall not be less than $750,000.  This bonus will be payable to you on a quarterly basis, with 25% of the bonus amount payable as soon as practicable as of the commencement of your employment with Incyte and with 25% of the bonus amount payable on the first day of each of the second, third and fourth calendar quarters of 2014. You must remain employed with Incyte through the first day of each of the second, third and fourth calendar quarters in 2014, as the case may be, in order to receive the payment for such quarter, except as may be provided in the employment agreement that you execute with Incyte (the “Employment Agreement”).

3.              Annual Equity Awards. Each fiscal year, beginning with fiscal year 2014, Incyte will grant you awards under its 2010 Stock Incentive Plan (or a successor plan or related agreement), consisting of stock options, performance shares and/or such other forms of equity awards as the Compensation Committee approves for such fiscal year, provided that you will receive the same types of awards and in the same proportions as approved for the other senior executives of the Company. The awards granted to you for 2014 shall have an aggregate fair value as of the date of grant equal to $4,500,000, determined under generally accepted accounting principles consistent with the Compensation Committee’s valuation of equity incentives to be received as compensation by other senior executives of the Company.  The Compensation Committee currently expects that 75% of such value will be granted in the form of stock options with the remainder of such value awarded in the form of performance shares. The awards granted to you each fiscal year will be subject to the same vesting schedule and, in the case of performance shares, the same performance criteria, as apply to awards of the same type granted to the Company’s other senior executives for the same fiscal year. Any stock options granted to you will be “incentive stock options” to the maximum extent permitted by law.

4.              One-time Grant of Restricted Stock Units. Upon the commencement of your employment with Incyte, you will receive 400,000 restricted stock units (the “RSUs”). Each RSU will enable you to receive one share of Incyte common stock. The RSUs will vest one sixth (1/6) at the end of each of the calendar years 2014, 2015, 2016, 2017, 2018 and 2019, or on such earlier date(s) as may be provided in your Employment Agreement. Upon your termination of employment, unvested RSUs will be forfeited, except as may be provided in your Employment Agreement. The RSUs will be settled in shares of Incyte common stock as soon as practicable after, but no later than 30 days after, the date of vesting.

5.              Place of Performance. Your primary office will be at the Company’s headquarters, currently in Wilmington, Delaware. You will be reimbursed for the costs of your travel on Company business in accordance with Company policy.

6.              Election to Board of Directors. Upon your acceptance of the position of Chief Executive Officer, effective upon commencement of your employment, you will be elected as a member of the Company’s Board of Directors.

7.              Benefits. Incyte offers employees and their eligible dependents a variety of group health insurance benefits. Effective on your first day of employment, you will be eligible for these benefits which currently include medical, dental, vision, disability and life insurance. An outline of our benefit package is enclosed. The premium costs of these benefits for employees are currently being paid by Incyte. Incyte also offers a 401(k) Plan in which you can enroll any time after you commence employment. Information about these programs and other company benefits along with guidelines concerning employment are contained in Incyte’s Employee Handbook (the “Handbook”), a copy of which is issued at the time employment commences. Notwithstanding anything set forth in the Handbook, or any summary plan descriptions, plan documents or other materials describing any such benefits, for purposes of your entitlement to Paid Time Off (PTO) thereunder, you shall be treated as if you have been employed by Incyte for ten (10) years.

8.              Corporate Policy. As a condition of your employment with Incyte, you are required to sign the enclosed Confidential Information and Invention Assignment Agreement (“Confidential Information Agreement”) protecting Incyte’s proprietary and competitive information.  This offer of employment is subject to your acceptance of the terms of the Confidential Information Agreement. As an Incyte employee, you will be responsible for carrying out your duties and upholding all Company policies as outlined in the Company Employee Handbook and in the Confidential Information Agreement, as may be modified from time to time.

9.              Term of Employment.  Please note that your employment with Incyte, if accepted, will commence on such date as soon as practicable after your signed acceptance of this letter as shall be mutually agreed upon by Incyte and you, unless your current employer requires that you remain employed during the applicable notice period required to be given under your current employment agreement, in which even your employment with Incyte will commence on the Monday of the week following the date of expiration of such notice period, but in any event no later than March 15, 2014.  Your employment will be on an “at will” basis, meaning that either you or the Company can terminate the employment relationship for any reason at any time, subject to the provisions of the Employment Agreement.

10.       Severance.  If your employment with the Company is terminated without Cause or for Good Reason or Change in Control Good Reason, you will be entitled to receive the severance benefits described in your Employment Agreement.

11.       Employment Documentation. This offer of employment is contingent upon your being able to provide Incyte with documentation that verifies your identity and employment eligibility on the date that you report to work, including documentation of compliance with U.S. immigration and visa requirements to the extent applicable. A list of acceptable documents is enclosed. This offer of employment is contingent on the Company receiving satisfactory background checks.

12.       Arbitration/Waiver of Jury Trial. Should any disputes, claims, complaints, or causes of action occur between the Incyte and you (the “Parties”) which arise out of, are related to, or connected with, either or directly or indirectly, the interpretation, application, or alleged violation of this offer letter or the Employment Agreement, or which arise out of any other professional, personal or business dealings or relationships between the Parties, they shall all be resolved in arbitration in accordance with the rules and procedures of JAMS, (Judicial Arbitration and Mediation Services) 45 Broadway, New York, NY 10006  (212-751-2700).  The Parties voluntarily and knowingly acknowledge their understanding that under this provision for arbitration they are waiving (i.e. giving up) their right to bring a law suit in a court of law and to have a judge and a trial by jury to resolve any of these claims/disputes/causes of action between them. If any arbitration is brought by any Party under this offer letter and under the Employment Agreement, then both arbitrations shall be consolidated into one and shall be heard by one arbitrator in a single arbitration proceeding. Any arbitration proceeding shall be held in Wilmington, Delaware.  This offer letter (as shall be the case with the Employment Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflicts of laws.  Any decision as to the scope and nature of your duties shall be made by the Board, in its sole discretion, and shall not be subject to any dispute resolution.

Hervé, we would be delighted by your decision to join Incyte and we look forward to your acceptance of this offer of employment. We believe Incyte offers an exciting and challenging opportunity.

Please consider our offer and advise me of your decision by January 4, 2014.  The Company does not intend to hold the offer open beyond this date.

In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me along with your signed Employment Agreement, Confidential Information Agreement, Code of Business Conduct and Ethics, Senior Financial Officers’ Code of  Ethics, Insider Trading Policy, Computer Usage Policy, EEO form and I-9. The Confidential Information Agreement must be returned with a signed copy of this letter to be considered a valid acceptance. The other copy of this offer letter is for your records. In the meantime, should you have any questions about our offer or about the Company more generally, please contact me.

Sincerely,

/s/ Richard U. De Schutter
Richard U. De Schutter
Chairman of the Board of Directors

I have read and understand the terms of this offer, including the attached Confidential Information Agreement.  I agree to the terms of employment set forth in this letter and Confidential Information Agreement and will be available to report to work not later than March 15, 2014.

/s/ Hervé Hoppenot	January 3, 2014
Hervé Hoppenot